                                                                  Exhibit (d)(1)



                                                                  EXECUTION COPY

                                    AGREEMENT

                              dated 31 August 2003

                                     between

RENE BRAGINSKY
Pilatusstrasse 22, CH-8032 Zurich, Switzerland                   ("RB")

HANS KAISER
acting for himself and his family members
Rebbergstrasse 9, CH-8803 Ruschlikon, Switzerland                ("HK")

ZURICH VERSICHERUNGS-GESELLSCHAFT
acting for itself and certain other companies of
the Zurich Financial Services Group
Mythenquai 2, CH-8002 Zurich, Switzerland                         ("Z")

III INSTITUTIONAL INVESTORS INTERNATIONAL CORP.
c/o Bruppacher Hug & Partner, Zolliker Strasse 158,
CH-8702 Zollikon, Switzerland                                   ("III")

             (each a "SHAREHOLDER" and collectively the "SHAREHOLDERS")



                                       and

ZIMMER HOLDINGS, INC.
345 East Main Street
Warsaw, Indiana 46580
United States of America                                       ("ZIMMER")



                                    REGARDING

        A PUBLIC TENDER OFFER TO ALL SHAREHOLDERS OF INCENTIVE CAPITAL AG

WHEREAS:

(A) Zimmer is a Delaware corporation with its principal place of business in Warsaw, Indiana, whose shares of common stock, par value USD 0.01 per share (the "ZIMMER SHARES"), are listed on the New York Stock Exchange.

(B) Centerpulse AG ("CENTERPULSE") is a Swiss company limited by shares with registered seat in Zurich whose share capital amounts to CHF 354,919,350, divided into 11,830,645 registered shares with a par value of CHF 30 each (the "CENTERPULSE SHARES"), listed on the SWX Swiss Exchange and, in the form of American Depository Receipts, on the New York Stock Exchange.

(C) Desirous to combine its business with the business of Centerpulse, Zimmer submitted, on 19 June 2003, a public tender offer for all publicly held Centerpulse Shares pursuant to the terms and conditions set forth in an offer prospectus dated 19 June 2003 (as amended, the "CENTERPULSE PROSPECTUS") (the "CENTERPULSE TENDER OFFER").

(D) InCentive Capital AG ("INCENTIVE"), a Swiss company limited by shares with registered seat in Zug whose share capital amounts to CHF 42,944,040, divided into 2,147,202 fully paid-up bearer shares with a par value of CHF 20 each which are listed on the SWX Swiss Exchange (the "INCENTIVE SHARES"), holds 2,237,577 Centerpulse Shares, representing 18.91% of the voting rights and capital stock of Centerpulse.

(E) Concurrently with the Centerpulse Tender Offer, on 19 June 2003, Zimmer submitted a public tender offer for all InCentive Shares pursuant to the terms and conditions set forth in an offer prospectus dated 19 June 2003 (as amended, the "INCENTIVE PROSPECTUS") (the "PUBLIC TENDER OFFER").

(F) Following extended proceedings in relation to the Centerpulse Tender Offer and the Public Tender Offer, the Federal Banking Commission, in a ruling dated 15 August 2003 (the "FBC RULING"), decided, inter alia, that the Public Tender Offer has to be partially amended, which ruling is, however, subject to an appeal before the Federal Supreme Court.

(G) The Shareholders, who hold in the aggregate 1,650,190 InCentive Shares, representing approximately 76.85% of the voting rights and capital stock of InCentive, all as set forth in Schedule (D), and Zimmer have determined that it is in the best interest of all the parties to remove the uncertainty caused by the fact that the FBC Ruling may be appealed and the appeal period will expire only after the expiry of the Centerpulse Offer and the Public Tender Offer.

NOW, THEREFORE, the Parties agree as follows:

1.    DEFINED TERMS

      As used in this Agreement, the capitalised terms shall have the meaning set forth in Schedule 1.

2.    IMPLEMENTATION OF THE PUBLIC TENDER OFFER
      BY ZIMMER

2.1.  THE OFFER PRICE

      The price offered under the Public Tender Offer will be determined in accordance with section 2.3 of the InCentive Prospectus (as amended), provided that the adjusted net asset value of InCentive as of the last day of the Offer Period of CHF 115,490,610, as it has been determined by InCentive and confirmed by PricewaterhouseCoopers in the Report, (the "ADJUSTED NAV") shall be final and binding upon the Parties for all purposes.

2.2.  CONDITIONS OF THE PUBLIC TENDER OFFER

      The Parties confirm and agree that the conditions of the Public Tender Offer set forth in section 2.5 of the InCentive Prospectus (the "INCENTIVE CONDITIONS") are satisfied . Zimmer shall declare the Public Tender Offer unconditional on the fourth Business Day following the expiration of the Offer Period.

2.3.  IMPLEMENTATION OF THE FBC RULING

      Zimmer shall comply in all respects with the FBC Ruling. The Parties hereby waive their right to appeal against the FBC Ruling.

2.4.  SECONDARY LISTING OF ZIMMER SHARES

      Zimmer shall use all reasonable efforts to procure that the Zimmer Shares obtain a secondary listing on the SWX Swiss Exchange as of the Settlement Date or as soon as possible thereafter.

3.    OBLIGATIONS OF THE SHAREHOLDERS IN RELATION TO THE PUBLIC TENDER OFFER

3.1.  TENDER OF INCENTIVE SHARES BY THE SHAREHOLDERS

      Each Shareholder has tendered to Zimmer, and not withdrawn, all InCentive Shares held by him prior to the Signing Date.

3.2.  SETTLEMENT OF THE PUBLIC TENDER OFFER

      On the Settlement Date, the whole of the consideration determined in accordance with Section 2.1 payable to each Shareholder (Zimmer Shares and cash) for the InCentive Shares sold by such Shareholder shall be distributed as follows:

      (a) to the Escrow Agent an amount necessary to fund the ongoing cash escrow required under the Escrow Agreements according to Section 6.1; and

      (b)   the balance of the consideration to such Shareholder.

      If the cash to be deducted under paragraph (a) of this Section 3.2 exceeds the cash payable to the relevant Shareholder, Zimmer may sell sufficient Zimmer Shares to realise an adequate amount of cash.

3.3.  NON-SOLICITATION

      Each Shareholder agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications between itself or any of its subsidiaries and any persons with respect to any Acquisition Transaction (as defined below) other than with respect to the public tender offer for InCentive submitted by Smith & Nephew. Except as otherwise contemplated by this Agreement, none of the Shareholders or their respective subsidiaries shall solicit or initiate any discussions or negotiations with any corporation, partnership, person or other entity or group (other than Zimmer or any affiliate or associate of Zimmer) concerning any merger, consolidation, business combination, liquidation, reorganisation, sale of substantial assets, sale of shares of capital stock or similar transaction involving InCentive or any subsidiary of InCentive (each an "ACQUISITION TRANSACTION"), provided that nothing contained in this Section 3.3 shall restrict InCentive's board of directors in taking and disclosing to InCentive's shareholders or any third parties or governmental or regulatory bodies a position with respect to an Acquisition Transaction initiated by a third party, or in making such other disclosure to InCentive's shareholders or any third parties or governmental or regulatory bodies, which, as advised by outside counsel, is advisable under applicable law.

3.4.  NO ACQUISITION OR DISPOSAL OF SHARES

      Unless Zimmer shall have given its prior written consent or declared that the Public Tender Offer has failed, none of the Shareholders or any of their respective subsidiaries shall, after the Signing Date:

      (a) acquire any Centerpulse Shares or rights to acquire Centerpulse Shares or, other than by way of the settlement of the Centerpulse Tender Offer, sell or otherwise dispose of any Centerpulse Shares; or

      (b) acquire any InCentive Shares or rights to acquire InCentive Shares or, other than by way of the settlement of the Public Tender Offer, sell or otherwise dispose of any InCentive Shares;

      provided (i) that each Shareholder shall have the right to acquire, sell or otherwise dispose of any Centerpulse Shares and/or any InCentive Shares and/or any instruments derived therefrom and/or based thereon after the expiry of a period of six months following the end of the Statutory Extension Period and (ii) that nothing contained in this Section 3.4 shall restrict InCentive Asset Management AG or Z from acquiring or selling Centerpulse Shares or InCentive Shares on the account of third parties (other than InCentive or any Shareholder or any related person pursuant to article 15 SESTO-FBC) on the basis of asset management agreements or otherwise.

3.5.  CO-OPERATION IN PREPARATION OF OFFER DOCUMENTS

      Each Shareholder shall provide in a timely manner the information required by law in relation to the preparation of any offer documents. Prior to the publication of any offer document, Zimmer shall consult with InCentive and the Shareholders with respect to, and shall give InCentive and the Shareholders reasonable opportunity to review and comment on, information in the offer documents relating to InCentive and the Shareholders, respectively.

3.6.  DETERMINATION OF THE ADJUSTED NAV AND ESTABLISHMENT OF INTERIM FINANCIALS

      The Adjusted Net Asset Value has been determined in accordance with the terms and conditions of the Public Tender Offer and confirmed by PricewaterhouseCoopers in the Report and shall be final and binding on the Parties for all purposes.

4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Each of RB, HK and III represents and warrants, severally and not jointly, and as regards Section 4(c) (Legal Title) only with respect to the InCentive Shares held by himself and not with respect to the InCentive Shares held by the other Shareholders, that each of the following statements is true and correct, and Z represents and warrants only as regards Section 4(c) (Legal Title) with respect to the InCentive Shares held by itself (and not with respect to any other Section or the InCentive Shares held by the other Shareholders), except as otherwise set forth hereafter, both on the Signing Date and on the Settlement Date:

      (a)   Corporate Existence

            InCentive and each of its fully consolidated subsidiaries is duly and lawfully incorporated and existing under the laws under which it is organised and has the full corporate power and authority to own and use its assets and to conduct its business as the same is currently being conducted.

      (b)   InCentive Share Capital

            The share capital of InCentive amounts to CHF 42,944,040 and is divided into 2,147,202 bearer shares with a par value of CHF 20 each, fully paid-up. There are no resolutions regarding the issuance of new InCentive Shares other than the those that are entered into the commercial register, and there are no options outstanding for the issuance of new InCentive Shares.

      (c)   Legal Title

            On the Settlement Date, the Shareholders are the sole and unencumbered legal owners of InCentive Shares as set forth in Recital (G), free and clear of any third party rights. There exist no limitations under law, the articles of incorporation of InCentive or any agreements or undertakings by which the Shareholders are bound that would prevent the Shareholders from entering into or performing their obligations under this Agreement.

      (d)   Financial Statements

            The audited consolidated financial statements for the business year ended 2002, as filed with the SWX Swiss Exchange (the "2002 FINANCIALS"), and the Interim Financials truly and fairly present the financial position and results of operations of the InCentive group at the dates and for the periods set forth therein. The 2002 Financials have been and the Interim Financials will be established in conformity with IAS consistently applied, save, in respect of the Interim Financials, for any inconsistencies and deviations from IAS which are due to the fact that the Interim Financials are interim financial statements and not year-end financial statements.

      (e)   Determination of the Adjusted NAV

            The Adjusted NAV has been determined in accordance with Schedule 4(e). Save as otherwise set forth in such schedule, the methods and principles for determining the Adjusted NAV correspond to the methods and principles which were consistently applied by InCentive for determining the per share net asset value of the InCentive group prior to the Signing Date.

      (f)   Absence of Liabilities

            As of the Settlement Date, none of InCentive or any of its subsidiaries has any debts, obligations or liabilities, whether due or future, actual or contingent, arising out of or in connection with any transaction entered into or completed prior to the Settlement Date other than those reflected, reserved or provisioned in the Interim Financials and which reduce the Adjusted NAV.

      (g)   Compliance with Laws

            Except for matters which would not have a material adverse effect, InCentive has, to the best knowledge of the Shareholders, complied with and is presently in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to it.

      (h)   Taxes

            All tax returns required to be filed prior to or on 31 December 2002 by or with respect to InCentive or any of its subsidiaries for all taxable periods ending on or prior to 31 December 2002 have been timely filed. All taxes shown to be due on such tax returns on or prior to 31 December 2002, or which have been or will be assessed by the competent tax authorities with respect to such tax returns, have been timely paid or fully provisioned against. As of the Settlement Date, any and all taxes which are due or become payable by InCentive or any of its subsidiaries for any periods ending on or prior to the Settlement Date or in respect of any transaction entered into or completed prior to or on the Settlement Date have been fully paid or provisioned against in the Interim Financials and accordingly reduce the Adjusted NAV.

      (i)   Social Security and Pensions

            All social security, pension fund or similar payments due by InCentive or any of its subsidiaries in favour of its employees under the law or any benefit plans (collectively, the "BENEFIT PLANS") have been fully paid or provisioned in the Interim Financials. All contributions required to be made under the terms of the law (as regards social security) or of any such Benefit Plans have been timely made.

      (j)   Material Contracts

            As of the Settlement Date, none of InCentive or any of its subsidiaries is party to any material contract, agreement, arrangement or undertaking.

      (k)   Litigation

            There are no actions, suits or proceedings pending against, or to the best knowledge of the Shareholders, threatened in writing against InCentive or any of its subsidiaries before any court, arbitral tribunal or administrative body, agency or commission involving a claim which has not, or not to the full extent, been provisioned in the 2002 Financials or the Interim Financials and reduces the Adjusted NAV.

      (l)   No Further Representations and Warranties

            No representations are made or warranties given, whether express or implied, other than those made or given in this Section 4.

5.    INDEMNIFICATION IN CASE OF BREACH OF WARRANTIES

5.1.  INDEMNITY OBLIGATION

      Subject to the provisions of Section 5.2 to Section 5.5, each Shareholder (including, for the avoidance of doubt, Z) agrees severally, and not jointly with the other Shareholders, to indemnify and hold harmless Zimmer, in the proportions set forth in par. 3) of Schedule 6.1(b), against claims for breaches of the representations given by RB, HK and III under Section 4, except, as regards Section 4(c) (Legal Title), only with respect to the InCentive Shares held by himself and not with respect to the InCentive Shares held by the other Shareholders.

5.2.  TERM AND NOTIFICATION PERIOD

5.2.1.The representations and warranties set forth in Section 4 (other than with respect to the title warranty in Section 4(c) or fraud pursuant to article 28 CO) shall be valid for a period of 36 months from the Settlement Date. If Zimmer fails so to notify the Shareholders prior to the last Business Day of such 36 months period, it shall be deemed to have waived, and shall be precluded from raising, any claim or right against the Shareholders for misrepresentation or breach of warranty in respect of such claim.

5.2.2.Should Zimmer detect any misrepresentation or breach of warranty, or should a third party raise or threaten in writing to Zimmer or any of its subsidiaries to raise a claim which is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, then, following 31 March 2004, Zimmer shall be obliged, within 90 Business Days from having obtained reasonable knowledge of the circumstances of such misrepresentation or breach of warranty or of such third party claim, to notify the Shareholders in writing describing the facts or the claim in reasonable detail. If Zimmer fails to so notify the Shareholders, it shall be deemed to have waived any claim or right against the Shareholders for misrepresentation or breach of warranty in respect of such claim, unless Zimmer is able to show that the Shareholders have not actually been prejudiced by such failure.

5.2.3.No statutory examination or notification requirements apply. The provisions contained in this Section 5.2 shall supersede the provisions of articles 201 and

      210 CO which shall not be applicable to this Agreement. The Shareholders explicitly waive Articles 201 and 210 CO.

5.3.  LIMITATIONS

      (a) The obligation of each Shareholder to indemnify pursuant to Section 5 is limited as follows:

            (i) other than in the case of Section 4(f), only claims which on a stand-alone basis exceed the amount of CHF 50,000 may be made, it being understood that any and all claims exceeding such amount shall be taken into account in full. For the purposes of this Section several claims based on the same set of facts or origin shall be deemed to be one claim;

            (ii) each Shareholder shall severally, but not jointly with the other Shareholders, be liable for such damages in the proportion set forth in par. 3) of Schedule 6.1(b), however not exceeding the escrow amount paid on behalf of such Shareholder into the escrow account under the Escrow Agreements;

            (iii) the maximum liability of a Shareholder (other than in respect to the warranty given in respect to legal title in accordance with Section 4(c) and fraud committed by such Shareholder pursuant to article 28 CO) shall be limited to, and under no circumstances exceed, the amount held in escrow of such Shareholder as set forth in Schedule 6.1(b).

      (b) If facts and circumstances which would give rise to a claim against the Shareholders result in any financial benefits or financial advantages to InCentive or Zimmer, then any damages will be reduced by the amount equal to any such benefits and advantages. In addition, the Shareholders shall not be liable in respect of a claim of Zimmer for misrepresentation or breach of warranty:

            (i) if and to the extent that such claim is covered by any specific provision, reserve or expense in the 2002 Financials or the Interim Finan-cials relating to such claim, or if and to the extent such claim can be compensated to the extent permitted by law and applicable accounting principles consistently applied dissolving provisions made for any purpose in the 2002 Financials or the Interim Financials;

            (ii) if and to the extent that such claim is provided for or reflected in the Adjusted NAV;

            (iii) if and to the extent that costs, damages and expenses have been recovered from a third party (including without limitation an insurance company), after deduction of all direct costs and expenses incurred in making such recovery (including reasonable attorney's fees);

            (iv) if and to the extent that, as a result of a claim for misrepresentation or breach of warranty, any tax payable by InCentive or its subsidiaries is or will be reduced; or

            (v) if and to the extent that any damage or loss has been caused or increased by the fact that Zimmer shall have failed to comply, or cause InCentive or its subsidiaries to comply with, the duty to mitigate the damage caused by a misrepresentation or breach of warranty.

5.4.  THIRD PARTY CLAIMS

      If any claim is raised by a third party against InCentive which has been notified by Zimmer pursuant to Section 5.2, the following provisions of this Section 5.4 shall apply:

      (a) if the aggregate level of claims made by third parties has not exceeded, nor is it likely to exceed, CHF 500,000, the Shareholders, represented for such purpose by InCentive Asset Management AG, shall use their commercially reasonable efforts in assisting Zimmer or InCentive in the defence of such claim. Zimmer shall not, and shall procure that InCentive does not, settle any such claim without prior written consultation with the Shareholders, represented for such purpose by InCentive Asset Management AG.

      (b) If the aggregate level of claims made by third parties has exceeded or is likely to exceed CHF 500,000 but is unlikely to exceed CHF 15,000,000, and if the Shareholders, represented for such purpose by InCentive Asset Management AG, acknowledge their liability in writing and deliver to Zimmer and the Escrow Agent an instruction in writing instructing the Escrow Agent to release to Zimmer an amount equivalent to the liability as shall be agreed or adjudicated at the time of such agreement or adjudication, then the Shareholders, represented for such purpose by InCentive Asset Management AG, shall have the right to compromise or defend, at their own cost and expense and by their own counsel, any such matter. If the Shareholders are willing to compromise or defend any asserted liability, they shall promptly notify Zimmer of their intention to do so, and Zimmer shall co-operate with, and provide at the cost and expense of the Shareholders appropriate documentation and support as reasonably requested by the Shareholders, represented for such purpose by InCentive Asset Management AG, or their counsel in connection with the compromise or defence of such asserted liability. Zimmer shall have the right to participate, at its own expense, in the defence of such asserted liability.

      (c) If the aggregate level of claims made by third parties has exceeded or is likely to exceed CHF 15,000,000, and if Zimmer so elects, then Zimmer shall have the right to compromise or defend, at its own cost and expense, and by its own counsel, any such matter. In such circumstances, the Shareholders shall co-operate with, and provide at the cost and expense of Zimmer, appropriate documentation and support as reasonably requested by Zimmer, in connection with the compromise or defence of such asserted liability.

      (d) Zimmer may direct the Shareholders to agree to compromise any asserted liability against InCentive or its subsidiaries at any time, provided that Zimmer at the same time waives its rights for indemnification from the Shareholders for misrepresentation or breach of warranty under this Agreement.

5.5.  REMEDIES EXCLUSIVE

      The remedies set forth in this Section 5 shall be in lieu of any remedies provided for by the law. All remedies provided for by the law including, without limitation, the right to rescind this Agreement, are explicitly waived.

5.6.  INDEMNIFICATION AND NO RECOURSE AMONG SHAREHOLDERS

5.6.1.Z shall not have any claim or recourse against any of the other
      Shareholders in the event that amounts are drawn from Z's escrow account under Z's Escrow Agreement, except under the circumstances set forth in
      Section 5.6.2.

5.6.2.Should the escrow amounts deposited on the escrow accounts under the Escrow Agreements on the account of any of the Shareholders be claimed by and released to Zimmer as a result of a fraudulent or grossly negligent breach of Section 4 (other than a breach of Section 4(c) by Z), then the Shareholder who committed such breach shall indemnify Z for the escrow amount deposited on the account of Z as if no breach of Section 4 had occurred.

6.    ESCROW

6.1. As security for any claims of Zimmer according to Section 5.1 and Section 7 (Indemnity for certain share purchases), (i) the Shareholders, Zimmer and the Escrow Agent will execute the Escrow Agreements substantially in the form contained in Schedule 6.1(a), and (ii) Zimmer shall, and shall be entitled to, pay on the Settlement Date from the cash portion payable to each Shareholder under the Public Tender Offer an amount to be determined according to Schedule 6.1(b) to the escrow accounts pursuant to the Escrow Agreements. The obligations of each Shareholder and of the Escrow Agent, in particular regarding the release of the escrow amounts deposited in the escrow accounts, shall be governed by the Escrow Agreements.

6.2.  Zimmer shall, and shall be limited to, recover any amount due according to
      Section 5.1 exclusively by recourse to the escrow amount deposited on the escrow accounts under the Escrow Agreements, and the Shareholders shall be under no obligation to discharge any claim of Zimmer under Section 5.1 by any other means of payment, except that Zimmer shall have unfettered recourse to a Shareholder who is in breach of Section 4(c) (Legal Title).

7.    INDEMNITY FOR CERTAIN SHARE PURCHASES

      In the event that any of the Shareholders or any of its respective subsidiaries, in violation of Section 3.4, acquires or agrees to acquire any Centerpulse Shares or any InCentive Shares or any rights to acquire Centerpulse Shares or InCentive Shares after the Signing Date and Zimmer is, as a result of any such acquisition, required by law to increase the offer price under the Centerpulse Tender Offer or the Public Tender Offer, then

      (a) the Shareholder who has acquired or permitted that his subsidiary acquire such shares (and only such Shareholder and not the other Shareholders) shall indemnify Zimmer for, and hold Zimmer harmless from, the total increased cost of the Public Tender Offer or the Centerpulse Tender Offer, as the case may be, and any damages, loss, claims, cost and expenses (including reasonable attorney's fees and expenses) incurred or payable by Zimmer as a result of such required offer price increase, provided that all Parties shall use commercially reasonable efforts to resist such requirement to increase the offer price under the Centerpulse Tender Offer or the Public Tender Offer including, if necessary, recourse to the courts; and

      (b) Zimmer shall have the right to set-off to the fullest extent possible its claim under Section 7(a) against the consideration (calculated, for the avoidance of doubt, on the basis of the Offer Price) payable to such Shareholder, and only such Shareholder and not the other Shareholders. The Shareholders hereby waive the requirement of same kind of consideration (Gleichartigkeit) for the set-off.

8.    CORPORATE NAME, TRADEMARKS AND DOMAIN NAME "INCENTIVE"

8.1. As from the Settlement Date, any rights to use the word or logo "InCentive" or any combination including the word or logo "InCentive" in connection with cor-porate names, trade names, trade and service marks, domain names, logos or otherwise shall be the sole and unrestricted property of InCentive Asset Management AG or any other company controlled by or under common control of RB. The Representatives shall procure that any transfer by InCentive shall be effected without residual liabilities to InCentive.

8.2. Zimmer shall procure that InCentive as soon as possible and in no event later than three months after the Settlement Date changes its corporate names, trade names, trade and service marks, domain names and logos so that they no longer include the word or logo "InCentive" or any combination containing the word or logo "InCentive" or any other word or words or logo or logos resembling the word or logo "InCentive". Subject to the first sentence of this Section 8.2, as from the Settlement Date, Zimmer shall not use, and shall procure that InCentive ceases and desists from using, the word or logo "InCentive" or any combination including the word or logo "InCentive" in any manner whatsoever in connection with corporate names, trade names, trade and service marks, domain names, logos or otherwise.

9.    TERMINATION BY ZIMMER

      Zimmer shall have the right to terminate this Agreement by notice to the Shareholders with immediate effect if an event such as is set forth in the first paragraph of Section 7 has occurred, to the extent necessary to avoid an obligation to increase the Offer Price pursuant to article 10 (6) TOO. In the event of a termination by Zimmer in accordance with the preceding sentence of this Section 9, the provisions of this Agreement shall cease to have any effect except for the provisions of Section 10 and
      Section 11 which shall continue to be in effect for an indefinite period of time. Such termination shall be without prejudice to the liabilities of any Party for a prior breach of this Agreement.

10.   MISCELLANEOUS

10.1. ENTIRE AGREEMENT; MODIFICATIONS

      This Agreement, together with the Public Tender Offer, constitutes the entire agreement of the Parties concerning the object of this Agreement and supersedes all previous agreements or arrangements, negotiations, correspondence, undertakings and communications, oral or in writing. This Agreement including this Section shall be modified only by an agreement in writing executed by the Parties which shall explicitly refer to this Section.

10.2. NO WAIVER

      The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect hereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

10.3. SEVERABILITY

      If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, unless this appears to be unreasonable for any of the Parties.

10.4. NOTICES

      Any notice, request or instruction to be made under or in connection with this Agreement to any Shareholder shall be made to InCentive Asset Management AG who shall act as notification agent for the Shareholders under this Agreement. Any notice, request or instruction to be made under this Agreement shall be made in writing and be delivered by registered mail or courier or by facsimile (to be confirmed in writing delivered by registered mail or courier) to the follow-ing addresses (or such other addresses as may from time to time have been notified according to this Section 10.4):

      (a)  If to Zimmer:

           Zimmer Holdings, Inc.
           Attn. of David C. Dvorak, Esq.
           345 East Main Street
           Warsaw, Indiana 46580
           United States
           Facsimile: +1 574 371 8033

           with copies to:

           Dewey Ballantine LLP
           Attn. of Morton A. Pierce, Esq.
                    M. Adel Aslani-Far, Esq.
                    Jack S. Bodner, Esq.
           1301 Avenue of the Americas
           New York, New York 10019
           United States
           Facsimile: +1 212 259 6333

           Pestalozzi Lachanel Patry
           Attn. of Mr. Jakob Hohn, Esq.
           Lowenstrasse 1
           8001 Zurich, Switzerland
           Facsimile: +41 1 217 92 17

      (b)  If to any Shareholder:

           InCentive Asset Management AG
           Todistrasse 36
           8002 Zurich
           Switzerland
           Facsimile: +41 1 205 93 05

           with copies to:

           Lombard Odier Darier Hentsch & Cie
           Zurich Branch
           Attn. of Mr. Romeo Cerutti
           Sihlstrasse 20
           CH-8021 Zurich
           Switzerland
           Facsimile: +41 1 214 13 39

           Lenz & Staehelin
           Attn. of Mr. Rudolf Tschani
           Bleicherweg 58
           CH-8027 Zurich
           Switzerland
           Facsimile: +41 1 204 12 00

           Zurich Insurance Company
           Group Finance Director and
           General Counsel
           Mythenquai 2
           8002 Zurich
           Facsimile: + 41 1 625 37 70
                      + 41 1 625 34 97

      Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Business Day on which it has been dispatched or the fax confirmation been received by the Party making such notice, request or instruction.

10.5. CONFIDENTIALITY AND PRESS RELEASES

      Without the prior written consent of Zimmer and the Representatives (which consent shall not be unreasonably withheld), the Parties shall not disclose to any third party and keep in strict confidence this Agreement and its contents and shall not publish any press release or make any public announcement in respect of the transactions contemplated by this Agreement, unless any such disclosure, press release or public announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent permissible, consult with each other prior to any such disclosure).

10.6. ASSIGNMENT

      None of the Parties shall assign this Agreement or any rights or obligations under this Agreement to any third party without the prior written consent of all of the other Parties.

10.7. COST AND EXPENSES; TAXES

      Each Party shall bear all cost, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement, provided that (a) Zimmer shall bear and pay the Swiss securities transfer tax (Umsatzabgabe) and any transfer cost and expenses resulting from the transfer of InCentive Shares and Centerpulse Shares to Zimmer and Zimmer Shares to the Shareholders, and (b) the transaction cost and expenses incurred by InCentive shall be subtracted in calculating the Adjusted NAV.

10.8. SEVERAL OBLIGATIONS AND LIABILITIES OF THE SHAREHOLDERS

      None of the Shareholders shall be liable for the obligations of any other Shareholder or the performance of the obligations of any other Shareholder.

11.   APPLICABLE LAW AND DISPUTE RESOLUTION

11.1. This Agreement is subject to and governed by Swiss substantive law.

11.2. Any disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, shall be finally resolved to the exclusion of the ordinary courts by a three-person arbitral tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce. The arbitration shall be conducted in English and the place of arbitration shall be Zurich.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.


ZIMMER HOLDINGS, INC.

     /s/ David C. Dvorak
------------------------------------
Name: David C. Dvorak
Title: Senior Vice President, Corporate Affairs,
       General Counsel and Secretary


ZURICH VERSICHERUNGS-GESELLSCHAFT

     /s/ Ronald M. Cacciola                   /s/ Hansjorg Schief
------------------------------------      -----------------------------------
Name: Ronald M. Cacciola                 Name:  Hansjorg Schief
Title: Member of Executive Staff         Title: Member of Senior Staff


III INSTITUTIONAL INVESTORS INTERNATIONAL CORP.

     /s/ M. Bruppacher
------------------------------------
Name:  M. Bruppacher
Title: Director


RENE BRAGINSKY

     /s/ Rene Braginsky
------------------------------------


HANS KAISER

     /s/ by proxy M. Bruppacher
------------------------------------

                                  SCHEDULE (D)

                    INCENTIVE SHARES HELD BY THE SHAREHOLDERS

As of the Signing Date, the Shareholders hold InCentive Shares as follows:


SHAREHOLDER        NO. OF INCENTIVE SHARES          %
-----------        -----------------------       ------
Z                                 536,000        24.963
III                               448,045        20.866
RB                                429,445        20.000
HK                                236,700        11.024
TOTAL                           1,650,190        76.853

                                   SCHEDULE 1

                                  DEFINED TERMS

The capitalised terms used in the Agreement shall have the meaning ascribed to them in this Schedule 1.

      "2002 FINANCIALS" shall have the meaning set forth in Section 4(d).

      "ACQUISITION TRANSACTION" shall have the meaning set forth in Section 3.3.

      "ADJUSTED NAV" shall have the meaning set forth in Section 2.1.

      "AGGREGATE ESCROW AMOUNT" shall have the meaning set forth in par. 2. of
      Schedule 6.1(b).

      "AGREEMENT" shall mean this agreement including all Schedules.

      "BENEFIT PLANS" shall have the meaning set forth in Section 4(i).

      "BUSINESS DAY" shall mean a day on which SWX Swiss Exchange is open for normal trading.

      "CENTERPULSE" shall have the meaning set forth in Recital (B).

      "CENTERPULSE CONDITIONS" shall mean the conditions set forth in section
      2.5 of the Centerpulse Prospectus.

      "CENTERPULSE PROSPECTUS" shall have the meaning set forth in Recital (C).

      "CENTERPULSE SHARES" shall have the meaning set forth in Recital (B).

      "CENTERPULSE TENDER OFFER" shall have the meaning set forth in Recital
      (C).

      "CHF" shall mean Swiss Francs, being the lawful currency of Switzerland.

      "CO" shall mean the Swiss Code of Obligations (Obligationenrecht) of 30 March 1911, as amended.

      "ESCROW AGENT" shall mean BDO Visura, Fabrikstrasse 50, CH-8005 Zurich, Switzerland or any other suitable professional service provider located in Switzerland as agreed between the Parties.

      "ESCROW AGREEMENT" shall mean each of, and

      "ESCROW AGREEMENTS" shall mean all of, the escrow agreements between Zimmer, the Shareholders and the Escrow Agent signed on the Signing Date, as contained in Schedule 6.1.

      "FBC RULING" shall have the meaning set forth in Recital (F). "HK" shall mean Mr. Hans Kaiser.

      "III" shall mean III Institutional Investors International Corp.

      "INCENTIVE" shall have the meaning set forth in Recital (D).

      "INCENTIVE CONDITIONS" shall have the meaning set forth in Section 2.2.

      "INCENTIVE PROSPECTUS" shall have the meaning set forth in Recital (E).


      "INCENTIVE SHARES" shall have the meaning set forth in Recital (D).

      "INITIAL AGGREGATE ESCROW AMOUNT" shall have the meaning set forth in par.
      1. of Schedule 6.1(b).

      "INTERIM FINANCIALS" shall mean the interim financials which InCentive has established per the end of the Offer Period, consisting of a balance sheet, profit and loss statements and the notes, as contained in the Report.

      "OFFER PERIOD" shall mean the period during which the Public Tender Offer is open for acceptance by the InCentive shareholders according to article 14 (3) and (4) TOO (Angebotsfrist), excluding, for the avoidance of doubts, the Statutory Extension Period (Nachfrist).

      "OFFER PRICE" shall have mean the price offered under the Public Tender Offer, determined in accordance with Section 2.1.

      "PARTY" shall mean any of, and "PARTIES" shall mean all of, the parties listed on the cover sheet of this Agreement.

      "PUBLIC TENDER OFFER" shall have the meaning set forth in Recital (E).

      "RB" shall mean Rene Braginsky.

      "REPORT" shall mean the Review Report to the Board of Directors on the Consolidated Interim Financial Statements as of 27 August 2003 and the calculation of the adjusted net asset value as per August 27, 2003 of PricewaterhouseCoopers Ltd. in their capacity as auditors of InCentive dated 28 August 2003.

      "REPRESENTATIVES" shall mean RB and HK in their capacity as members of the board of directors of InCentive.

      "SCHEDULE" shall mean each schedule attached to this Agreement.

      "SECTION" shall mean a section of this Agreement.

      "SESTA" shall mean the Stock Exchange and Securities Trading Act (Bundesgesetz uber die Borsen und den Effektenhandel) of 24 March 1995, as amended.

      "SESTO-FBC" shall mean the Stock Exchange and Securities Trading Ordinance of the Federal Banking Commission (Borsenverordnung-EBK) of 25 June 1997, as amended.

      "SETTLEMENT DATE" shall mean the day on which the Public Tender Offer is settled (vollzogen) for the first time.

      "SHAREHOLDER" shall mean any of, and "SHAREHOLDERS" shall mean all of, RB, HK, Z and III.

      "SIGNING DATE" shall mean the date of this Agreement.

      "STATUTORY EXTENSION PERIOD" shall mean the additional acceptance period of 10 Business Days following completion (Zustandekommen) of the Public Tender Offer according to article 14 (5) TOO (Nachfrist).

      "TOO" shall mean the Takeover Ordinance of the Takeover Commission (Verordnung der Ubernahmekommission uber offentliche Kaufangebote) of 21 July 1997, as amended.

      "Z" shall mean Zurich Versicherungs-Gesellschaft.

      "ZIMMER" shall mean Zimmer Holdings, Inc., as set out on the cover page of the Agreement and in Recital (A).

      "ZIMMER SHARES" shall have the meaning set forth in Recital (A).

                                  SCHEDULE 4(E)

                        DETERMINATION OF THE ADJUSTED NAV

The Adjusted NAV has been determined according to this Schedule:

1. Except as otherwise set forth in this Schedule, the Adjusted NAV has been determined and calculated by applying the methods and principles that were applied by InCentive in determining its net asset value prior to the Signing Date on a consistent basis (in particular according to International Accounting Standards).

2.   The Adjusted NAV is net of the impact of any distributions
     (Ausschuttungen), if any, per InCentive Share made by InCentive from the Signing Date until the Settlement Date.

3. All and any transaction costs payable by InCentive in connection with the Agreement or the transactions contemplated by the Agreement have been deducted from the Adjusted NAV.

4.    Treasury Shares have not be taken into account in calculating the Adjusted
      NAV.

5. For the avoidance of doubt, the value of Centerpulse Shares is excluded from the definition of the Adjusted NAV and is accordingly not included in the calculation of the Adjusted NAV.

                                 SCHEDULE 6.1(a)

                                ESCROW AGREEMENTS

                                  See attached.

                          [FORM OF ESCROW AGREEMENT]

                                 dated [-] 2003

                                     between

[RB / HK / Z / III]
[Address]                                                    ("SELLER")

                                       and

ZIMMER HOLDINGS, INC.

345 East Main Street
Warsaw, Indiana 46580

United States of America                                       ("ZIMMER")

                                       and

[BDO VISURA]
[Fabrikstrasse 50,
CH-8005 Zurich, Switzerland]                           ("ESCROW AGENT")




                                    REGARDING

                                  A CASH ESCROW

WHEREAS:

(A) The Seller and the other principal shareholders of InCentive Capital AG (the "SHAREHOLDERS") and Zimmer (the Seller and Zimmer collectively the "TRANSACTION PARTIES") entered into an Agreement dated [-] August 2003 regarding a public tender offer for all shares of InCentive Capital AG attached as Annex (A) (the "AGREEMENT").

(B) Each Shareholder individually and Zimmer agreed in the Agreement to enter into escrow agreements between each Shareholder and Zimmer, and that Zimmer shall deliver part of the consideration due to each Shareholder under the Agreement into escrow as security for claims of Zimmer for misrepresentation or breach of warranties by the Shareholders under the Agreement.

(C) The Transaction Parties wish to appoint the Escrow Agent as escrow agent, and the Escrow Agent is willing to accept such mandate.

NOW, THEREFORE, the parties hereto (each a "PARTY", collectively the "PARTIES") agree as follows:

1.    CAPITALISED TERMS

      Unless otherwise defined in this escrow agreement (together with all Annexes attached hereto, the "ESCROW AGREEMENT"), the capitalised terms used herein shall have the same meaning as in the Agreement.

2.    ESCROW ACCOUNT AND ESCROW FUNDS

2.1.  ESCROW ACCOUNT

      The Escrow Agent has opened in his name with [Swiss Bank, address, Swift Code] a bank account no. [-] (the "ESCROW ACCOUNT").

2.2.  ESCROW FUNDS

      According to section 6.1 of the Agreement, Zimmer shall wire transfer with value of the Settlement Date an amount of CHF [-] (the "ESCROW FUNDS") to the Escrow Account.

2.3.  MANAGEMENT OF ESCROW FUNDS

2.3.1.The Escrow Agent shall not use or manage the Escrow Funds in any way other than set forth in this Escrow Agreement.

2.3.2.The Escrow Agent shall manage the Escrow Funds according to the joint written instructions of the Transaction Parties. Failing such joint written instructions, the Escrow Funds shall be deposited in withholding tax-free fiduciary deposits with banks of international repute outside of Switzerland for fixed term periods of three months each.

2.3.3.The Escrow Agent shall keep the Transaction Parties informed about the Escrow Accounts and the investments made on a regular basis by providing to them the bank statements per the end of each calendar month, or upon specific request by any of the Transaction Parties.

3.    RELEASE OF THE ESCROW FUNDS

      The Escrow Agent shall, and shall have the right and is hereby jointly instructed by the Transaction Parties to, release the Escrow Funds exclusively in accordance with this Section 3.

3.1.  JOINT WRITTEN INSTRUCTIONS OF THE TRANSACTION PARTIES

      The Escrow Agent shall release the Escrow Funds or part of it according to the joint written instructions of the Transaction Parties, provided that the Escrow Agent shall have received originals of such instructions.

3.2.  FIRST RELEASE DATE

3.2.1.To the extent not previously released according to Section 3.1 and to be retained according to Section 3.2.2, the Escrow Agent shall transfer the Escrow Funds to a bank account as notified by the Seller in advance with value of the first Business Day after the expiry of a period of 36 months from the Settlement Date (the "FIRST RELEASE DATE").

3.2.2.The Escrow Agent shall retain and not transfer to the Seller the Escrow
      Funds to the extent that the Escrow Agent has been notified by Zimmer in writing at least five Business Days prior to the First Release Date that Zimmer has notified the Shareholders of a claim for misrepresentation or breach of warranty under the Agreement and that such claim is still pending.

3.3.  SECOND RELEASE DATE

3.3.1.To the extent not previously released according to Sections 3.1 or 3.2 and to be retained according to Section 3.3.2, the Escrow Agent shall transfer the Escrow Funds to bank and securities accounts as notified by the Seller in advance with value of the first Business Day after the expiry of a period of 60 Business Days from the First Release Date (the "SECOND RELEASE DATE").

3.3.2.The Escrow Agent shall retain and not transfer to the Seller the Escrow
      Funds to the extent that the Escrow Agent has been notified by Zimmer in writing at least five Business Days prior to the Second Release Date that Zimmer has commenced arbitration under section 11.2 of the Agreement for the determination of claims of Zimmer for misrepresentation or breach of warranty by the Shareholders under the Agreement.

3.4.  ACCORDING TO ARBITRAL AWARD

      To the extent not previously released according to Sections 3.1, 3.2 or 3.3, the Escrow Agent shall release the Escrow Funds in accordance with a final and binding arbitral award rendered under section 11.2 of the Agreement.

4.    FURTHER OBLIGATIONS OF THE ESCROW AGENT

      The Escrow Agent will issue such confirmations and certifications as the Transaction Parties may together request the Escrow Agent to issue. The Escrow Agent shall grant the Parties access to the Escrow Accounts, subject to common instructions by the Transaction Parties in writing.

5.    FEES

      During the term of this Escrow Agreement, each Transaction Party shall pay to the Escrow Agent an annual fee of CHF [-] as compensation for all his routine and ordinary duties and obligations under this Escrow Agreement. In the event that the Escrow Agent has to become active, the Escrow Agent shall be compensated on a time spent plus expenses basis, applying standard hourly rates; each Transaction Party shall be liable to pay 50% of the resulting costs only, unless otherwise decided in a final court decision.

6.    LIABILITY OF THE ESCROW AGENT; INDEMNITY

6.1. The Transaction Parties hereby release the Escrow Agent from any and all liabilities, except for willful misconduct or gross negligence on the part of the Escrow Agent, for any acts which the Escrow Agent shall perform in good faith.

6.2. The Transaction Parties shall indemnify the Escrow Agent for any reasonable commitments, responsibilities, costs and expenses which result from the lawful exercise of this mandate and they shall advance to the Escrow Agent, at the Escrow Agent's first written request, such reasonable cash amounts as are necessary to cover such commitments, responsibilities, costs and expenses. Unless such advance is received by the Escrow Agent, the Escrow Agent shall not incur such additional commitments, responsibilities, costs and expenses.

7.    TERM OF AGREEMENT

7.1. This Escrow Agreement shall remain in force and effect until, and shall without further notice terminate on, the day of which the Escrow Funds has been released in full in accordance with Section 3 (the "TERM"). The provisions of Section 6 and Section 8 shall survive the Term and shall remain in force and effect for an indefinite period of time following the Term.

7.2. The Escrow Agent acknowledges that he is entitled to terminate this Escrow Agreement prior to the Term only under exceptional circumstances in accordance with article 476 (1) CO, and that article 404 CO shall not apply.

7.3. In the event that the Escrow Agent is entitled to and terminates this Escrow Agreement voluntarily or involuntarily prior to the Term, the Transaction Parties shall forthwith jointly appoint a successor to act as escrow agent (the "SUCCESSOR"), and the Escrow Agent shall, forthwith upon notification by the Transaction Parties of name and other details of the Successor, do all such things as are necessary to effectively transfer the Escrow Accounts and the Escrow Funds to the Successor.

8.    MISCELLANEOUS

8.1.  ENTIRE AGREEMENT; MODIFICATIONS

      This Escrow Agreement constitutes the entire agreement of the Parties concerning the object of this Escrow Agreement and supersedes all previous agreements or arrangements, negotiations, correspondence, undertakings and communications, oral or in writing. This Escrow Agreement including this Section shall be modified only by an agreement in writing executed by the Parties which shall explicitly refer to this Section.

8.2.  NO WAIVER

      The failure of any of the Parties to enforce any of the provisions of this Escrow Agreement or any rights with respect hereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Es-crow Agreement. The waiver of any breach of this Escrow Agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

8.3.  SEVERABILITY

      If any provision of this Escrow Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Escrow Agreement shall not affect the validity and enforceability of any other provision of this Escrow Agreement, unless this appears to be unreasonable for either of the Parties.

8.4.  NOTICES

      Any notice, request or instruction to be made under or in connection with this Escrow Agreement to the Seller shall be made to InCentive Asset Management AG who shall act as notification agent for the Seller under this Escrow Agreement. Any notice, request or instruction to be made under this Escrow Agreement shall be made in writing and be delivered by registered mail or courier or by facsimile (to be confirmed in writing delivered by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified according to this Section 10.4):

      (a)  If to Zimmer:

           Zimmer Holdings, Inc.
           Attn. of David C. Dvorak, Esq.
           345 East Main Street
           Warsaw, Indiana 46580
           United States
           Facsimile: +1 574 371 8033

           with copies to:

           Dewey Ballantine LLP
           Attn. of Morton A. Pierce, Esq.
                    M. Adel Aslani-Far, Esq.
                    Jack S. Bodner, Esq.

           1301 Avenue of the Americas
           New York, New York 10019
           United States
           Facsimile: +1 212 259 6333

           Pestalozzi Lachanel Patry
           Attn. of Mr. Jakob Hohn, Esq.
           Lowenstrasse 1
           8001 Zurich, Switzerland
           Facsimile: +41 1 217 92 17

      (b)  If to the Seller:

           InCentive Asset Management AG
           Todistrasse 36
           8002 Zurich
           Switzerland
           Facsimile: +41 1 205 93 05

           with copies to:

           Lombard Odier Darier Hentsch & Cie
           Zurich Branch
           Attn. of Mr. Romeo Cerutti
           Sihlstrasse 20
           CH-8021 Zurich
           Switzerland
           Facsimile: +41 1 214 13 39

           Lenz & Staehelin
           Attn. of Mr. Rudolf Tschani
           Bleicherweg 58
           CH-8027 Zurich
           Switzerland
           Facsimile: +41 1 204 12 00

           Zurich Insurance Company
           Group Finance Director and
           General Counsel
           Mythenquai 2
           8002 Zurich
           Facsimile: + 41 1 625 37 70
                      + 41 1 625 34 97

      (c)  If to the Escrow Agent:

           [BDO Visura]

           Attn. of [-]
           [Fabrikstrasse 50]
           [CH-8005 Zurich]
           Switzerland
           Facsimile: [+41 1 444 35 35]

      Any notice, request or instruction made under or in connection with this Escrow Agreement shall be deemed to have been delivered on the Business Day on which it has been dispatched or the fax confirmation been received by the Party making such notice, request or instruction.

8.5.  CONFIDENTIALITY

      Without the prior written consent of all of the Parties, each Party shall not disclose to any third party and keep in strict confidence this Escrow Agreement and its contents, unless any such disclosure is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent permissible, consult with each other prior to any such disclosure).

8.6.  ASSIGNMENT

      None of the Parties shall assign this Escrow Agreement or any rights or obligations under this Escrow Agreement to any third party without the prior written consent of all of the other Parties.

8.7.  COST AND EXPENSES

      Subject to Section 6, each Party shall bear its own cost and expenses incurred by it under this Escrow Agreement.

9.    APPLICABLE LAW AND DISPUTE RESOLUTION

9.1.  This Escrow Agreement is subject to and governed by Swiss substantive law.

9.2. Any disputes arising out of or in connection with this Escrow Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, shall be finally resolved to the exclusion of the ordinary courts by a three-person arbitral tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce. The arbitration shall be conducted in English and the place of arbitration shall be Zurich.

IN WITNESS WHEREOF, the Parties have executed this Escrow Agreement on the date first above written.

ZIMMER HOLDINGS, INC.

______________________________________    ______________________________________

Name:_________________________________    Name:_________________________________

Title:________________________________    Title:________________________________



THE SELLER:

______________________________________



[BDO VISURA]:

______________________________________    ______________________________________

Name:_________________________________    Name:_________________________________

Title:________________________________    Title:________________________________

                                 SCHEDULE 6.1(b)

              THE ESCROW AMOUNT AND ALLOCATION TO THE SHAREHOLDERS

The escrow amounts payable to the escrow accounts under the Escrow Agreements shall be determined as follows:

1. The initial escrow amount, aggregated for all Shareholders, shall be CHF 25,000,000 (the "INITIAL AGGREGATE ESCROW AMOUNT").

2. The Initial Escrow Amount shall be increased to the extent that InCentive's Adjusted NAV at the end of the Offer Period includes receivables in excess of CHF 1,000,000 (the resulting amount being the "AGGREGATE ESCROW AMOUNT").

3. The Aggregate Escrow Amount shall be paid to the escrow accounts under the Escrow Agreements in the following proportions:

      Z                             25%          CHF 6,250,000
      III                           20.9%        CHF 5,225,000
      RB                            34.9%        CHF 8,725,000
      HK                            19.2%        CHF 4,800,000